Exhibit 10.58

February 26, 2026

VIA ELECTRONIC MAIL DELIVERY

RE: Confidential Separation Agreement and Release

Dear John:

    As we have discussed, your employment with The J. M. Smucker Company (the “Company”) ended effective February 9, 2026 (“Separation Date”) and you ceased being an Elected Officer of the Company.

    In accordance with The J.M. Smucker Company Executive Severance Plan, effective May 1, 2025, this Confidential Separation Agreement and Release (the “Agreement”) between you and the Company (collectively, the “Parties”) summarizes the details of your separation and severance compensation. Please carefully review the terms of this Agreement, as the severance compensation is being offered to you in exchange for you agreeing to a waiver and release of claims along with other obligations pursuant to this Agreement.

    Any benefits provided to you as an employee of the Company will cease as of your Separation Date, except as may otherwise be provided under a particular plan. Assuming you are enrolled in the Company’s health care benefit plans as of your Separation Date, your benefits under these plans will continue through the end of the month during which your Separation Date occurs. You will receive a separate letter from the Company’s health plan administrator explaining your COBRA rights.

    1.     Termination of Employment. You recognize that you will be removed from the Company’s payroll and your employment relationship with the Company will be terminated for all purposes on the Separation Date. Further, you are hereby deemed to have resigned from all other positions and offices, if any, that you hold with the Company or any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company effective as of the Separation Date. For all purposes under the Company’s compensation and benefit plans and programs, the separation will be treated as an involuntary termination without cause.

    2.     Final Pay and Earned Vacation. The following are not conditioned on you executing this Agreement:
a.Pay. Provided that you remain employed and available upon request by the Company through your Separation Date, the Company will continue to pay you your base pay and provide you with your current Company benefits through your Separation Date, subject to normal withholdings and deductions.

John Brase
February 26, 2026

b.Vacation. You will be paid for all accrued and unused vacation earned through your Separation Date.
c.Expense Reimbursement. You will be reimbursed for all reasonably incurred business expenses, in accordance with Company policy, and any expenses for financial planning services or tax return preparation, in accordance with the benefit approved by the Compensation and People Committee (“Executive Financial Planning Benefit”), which is available for your use through your Separation Date. As a reminder, all receipts for expense reimbursement must be submitted in accordance with the timeline outlined in Company policies. If you have not fully utilized The Executive Financial Planning Benefit this fiscal year, you must submit, no later than 30 days after your Separation Date, the necessary documentation to Marc Serrilli, Vice President, Total Rewards; otherwise, you will forfeit your right to reimbursement.

d.You will receive your final paycheck and all applicable accrued and unused vacation payment the next regularly administered pay period date following your Separation Date, unless otherwise required by law.

3.     Severance Compensation. Because you would not otherwise be entitled to the pay and benefits described in this Section, your receipt of such is conditioned upon you: signing this Agreement and not revoking it as provided in Section 19; adhering to all post-employment and written agreements and restrictive covenants applicable to you; complying with the other terms of this Agreement; and agreeing to the Waiver and Release described in Section 4. In the event the Company discovers, at any time during the eighteen (18) months after your Separation Date, that you did not meet any one of the conditions in Section 3 above, in addition to any legal and equitable remedy to which the Company may be entitled, you will forfeit to the Company the severance payment in Section 4 below. In such event, you agree that you will repay to the Company, at your expense, any payment amount(s) already paid to you pursuant to this Section within five (5) business days of notification to you by the Company of your obligation to repay to the Company the severance payment amount(s) set forth in this Section. Based on your agreement to all of the conditions of this Section and elsewhere in this Agreement, the Company agrees to:
a.Pay you severance equal to $1,185,000 representing eighteen (18) months of your base salary as in effect on the Separation Date, which will be taxed as a supplemental wage and will not be subject to 401(k) contribution elections and deductions. This amount will be payable in a lump sum on the first payroll date following the 60th day following the Separation Date.
b.If you are currently enrolled in the Company’s medical insurance coverage, the Company will pay you the additional gross amount of $36,000 less applicable federal, state, and local withholding, to assist with a portion of the cost of continuing medical insurance for a period of eighteen (18) months. This amount may be used by you toward COBRA premium payments or medical coverage on the open market, or for any other purpose. It will be payable in a lump sum on the first payroll date following the 60th day following the Separation Date.
c.Provide you with Company-paid outplacement assistance in the amount of $10,000, less applicable withholdings and deductions. It will be payable in a lump sum on the first payroll date following the 60th day following the Separation Date.

John Brase
February 26, 2026

d.Provided that the Company receives this executed Agreement back from you, you do not revoke it, and you comply with all requirements and obligations set forth in this Agreement, you will accelerate vesting in any Restricted Stock Unit grants (“RSUs”) that are in the third tranche of vesting. For avoidance of doubt 964 RSUs will vest on your Separation Date, and as outlined in the Award Agreement under the Long-Term Incentive Plan, additionally, 7,500 RSUs that were granted at the time of hire with a vest date on your 60th birthday (1/27/28) will also vest. All other unvested RSUs will be forfeited.
e.Provided that the Company receives this executed Agreement back from you, you do not revoke it, and you comply with all requirements and obligations set forth in this Agreement, you will accelerate vesting in 4,278 Stock Options (“Options”) that are in the third tranche of vesting. Your 90,266 vested Options must be exercised within 90 days of your Separation Date. If no action is taken, the “in the money” options will auto exercise on the 90th day.
f.Provided that the Company receives this executed Agreement back from you, you do not revoke it, and you comply with all requirements and obligations set forth in this Agreement, you will be vesting eligible for Performance Stock Units (“PSUs”) for which at least one full performance year has passed. The number of PSUs which are vesting eligible will be pro-rated based on the months that have been completed in the performance period and vesting (or not) will be based on actual performance at the end of the 3-year performance period. You will be vesting eligible in 8,196 Units for the FY24 performance period and 7,224 Units for the FY25 performance period. All other PSUs will be forfeited as of your Separation Date, as outlined in the Award Agreement under the Long-Term Incentive Plan.
g.Provided that the Company receives this executed Agreement back from you, you do not revoke it, you comply with all requirements and obligations set forth in this Agreement, you will receive a pro-rated incentive payment for Fiscal Year 2026 ("FY 26"), in the amount of $611,885 which will be taxed as a supplemental wage and will be subject to 401(k) contribution elections and deductions, based on service during FY26. The calculation of the incentive is the product of: (i) the annual bonus you would have earned for the entire fiscal year in which the separation occurs at target level; and (ii) a fraction, the numerator of which is the number of days you were employed by the Company during the fiscal year in which the separation occurs and the denominator of which is the number of days in such fiscal year. This amount will be payable in a lump sum between the first payroll period following the Revocation Period, no later than 75 days after your Separation Date.
h.Provided that the Company receives this executed Agreement back from you, you do not revoke it, and you comply with all requirements and obligations set forth in this Agreement, you will receive a lump sum payment intended to cover ongoing Relocation expenses you may incur in the amount of $150,000, less applicable withholdings and deductions. It will be payable on the first payroll date following the 60th day following the Separation Date
    The above payments represent unique payments to you, and any amounts paid will not be considered in calculating any benefits based on the receipt of salary or wages (e.g., 401(k) plan deferrals and retirement plan benefits), nor will deductions be taken for payment of any other employee benefits.

John Brase
February 26, 2026

    4.     Release in Full of All Claims. In exchange for the consideration set forth herein, you, for yourself, and your agents, attorneys, heirs, executors, administrators, successors, assigns, and other representatives, and anyone acting or claiming to act on your or their joint or several behalf, hereby release and forever discharge the Company, including its past and/or present employees, officers, directors, managers, trustees, board members, shareholders, attorneys, employee benefit plans, agents, affiliates, parent entity(ies), subsidiaries, successors, assigns, and other representatives, and anyone acting on its or their joint or several behalf (collectively, the “Released Parties”), of and from any and all claims, demands, actions, causes of action, debts, damages, expenses, suits, contracts, agreements, penalties, costs, and liabilities (collectively, “Claims”) of any kind, nature or description, whether direct or indirect, in law or in equity, in contract, tort or otherwise, which you ever had, now have, or may have against any of the Released Parties as of the date of execution of this Agreement, whether known or unknown, suspected or unsuspected, or which may be based upon pre-existing acts, Claims, or events arising on or prior to the date you execute this Agreement, including, but not limited to, Claims arising under Title VII of the Civil Rights Act(s) of 1964 and 1991 and/or state or local civil rights or equal employment opportunity statutes, Claims arising under the Americans with Disabilities Act (“ADA”), Claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”), Claims arising under the Family and Medical Leave Act (“FMLA”), Claims arising under the Employee Retirement Income Security Act (“ERISA”), Claims arising under the Fair Credit Reporting Act (“FCRA”) or any state law equivalent, Claims for breach of express or implied contract, breach of promise, promissory estoppel, loss of income, back pay, reinstatement, front pay, impairment of earning capacity, wrongful termination, discrimination, harassment, damage to reputation, fraud, violation of public policy, retaliation, negligent or intentional infliction of mental or emotional distress, intentional tort, or any other federal, state, or local common law or statutory Claims, and all other Claims and rights, whether in law or equity.

5.No Claims Filed: Except as otherwise specifically provided in this Agreement, you hereby represent that you have not filed a Claim or complaint against any of the Released Parties in court, before an administrative agency, in an alternative dispute resolution forum, or through the Company’s internal complaint process, relating directly or indirectly to your employment with the Company, separation from employment, or otherwise. Except as otherwise specifically provided in this Agreement, you will not file any Claim against any of the Released Parties, either individually or as a member of a class in any class or collective action, in any court or other forum with regard to any Claim or matter arising out of your employment with the Company, separation from employment, or otherwise. In addition to your agreement as set forth in Section 17 of this Agreement, you agree that if you breach this covenant not to sue, you will pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any such Claim or the Company’s efforts to enforce the terms of this Agreement. Although you are releasing Claims under the ADEA, this covenant not to sue does not apply to any challenge you might make under that statute to the knowing and voluntary nature of this Agreement or the release of claims under the ADEA.
6.No Interference with Rights: The Parties agree that nothing in this Agreement will be construed to prohibit you from exercising rights to engage in protected and/or concerted activity, including without limitation filing a charge or complaint with, and/or participating in any investigation or proceeding conducted by, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Occupational Safety and Health Administration, law enforcement, and/or any other federal, state, or local government agency, or from

John Brase
February 26, 2026

testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration. Further, the Parties agree that nothing in this Agreement will be construed to interfere with (a) the ability of any federal, state, or local government agency to investigate any such charge or complaint, (b) your ability to communicate voluntarily with, including providing documents or other information to, any such agency, (c) your right to provide truthful testimony in any judicial, administrative agency, legislative, and/or arbitration proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents and/or employees of the Company, where you have been ordered to do so pursuant to court order or subpoena, or written request from an administrative agency or the legislature; and/or (d) your right to make truthful statements and/or to discuss or disclose information about (i) conduct that you have reason to believe is unlawful such as illegal harassment, illegal discrimination, illegal retaliation, a wage and hour violation, a sexual assault, or any other conduct that is recognized as illegal under state, federal, or common law, or that is recognized as against a clear mandate of public policy, or (ii) the existence of a settlement involving conduct, whether such conduct occurred at the workplace, at work-related events coordinated by or through the Company, between employees, or between an employer and an employee, whether on or off the employment premises; provided, however, that you remain subject to any obligation to keep confidential the amount paid in settlement of any claim. However, by signing this Agreement, you understand that you are waiving your right to receive individual relief (including without limitation back pay, front pay, reinstatement, or other legal or equitable relief) based on Claims asserted in any such charge or complaint, including any class or collective action, regardless of whether you or another party has filed it, except where such a waiver is prohibited and except for any right you may have to receive a payment or award from a government agency (and not the Company or any of the Released Parties) for information provided to the government agency. You understand that your release of Claims as contained in this Agreement does not extend to any rights you may have under any laws governing the filing of Claims for COBRA, unemployment, disability insurance, and/or workers’ compensation benefits. You further understand that nothing herein will be construed to prohibit you from: (a) challenging the Company’s failure to comply with its promises under this Agreement; (b) asserting your right to any vested benefits to which you are entitled pursuant to the terms of the applicable plans in effect as of your Separation Date and/or applicable law; (c) challenging the knowing and voluntary nature of your release of Claims under the ADEA; (d) asserting any Claim that controlling law clearly states cannot lawfully be waived by private agreement; and/or (e) asserting any Claim that may arise after the date this Agreement was signed. You also understand that nothing in this Agreement is meant to restrict your rights under Section 7 of the National Labor Relations Act.
7.No Other Payments or Claims.
a.The Parties expressly understand and agree that absent from this Agreement, you would not otherwise be entitled to the consideration specified in this Agreement. Further, by signing this Agreement, you agree that you are not entitled to any other payments, benefits, and/or other consideration from the Company that are not specifically listed in this Agreement. Without limiting the generality of the foregoing, you hereby expressly waive any right or Claim (as defined in Section 4 of this Agreement) that you may have or assert to employment and/or reinstatement to employment, and/or to payment for backpay, front pay, interest, equity, bonuses, damages, benefits, outplacement, severance pay, vacation payments, PTO payments, sick pay, and/or attorneys’ fees, except for those qualified retirement benefits in which you have vested

John Brase
February 26, 2026

rights under the terms of the applicable plan and applicable law. You further agree and acknowledge that once the Company has provided you the payments and other consideration set forth in this Agreement, the Company will have paid you in full any and all monies owed to you in connection with your employment with the Company and separation from employment, including but not limited to payment for all services performed on behalf of the Company through your Separation Date, except as otherwise specifically stated in this Agreement.
b.By signing below, you acknowledge that (i) you have reported to the Company any and all work-related injuries incurred during employment; (ii) the Company properly provided any leave of absence because of your or a family member’s health condition and/or military service, and you have not been subjected to any improper treatment, conduct, or actions due to a request for or taking such leave; (iii) you have had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any of the Released Parties (as defined in Section 4); (iv) you have reported any pending judicial or administrative complaints, claims, or actions filed against the Company or any of the Released Parties; and (v) you do not have a pending Claim (as defined in Section 4) against the Company or any of the Released Parties of sexual or any other type of harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, sexual assault, abuse, or retaliation against a person for reporting or opposing harassment or discrimination, whether or not filed in court, before an administrative agency, or through an internal complaint process.
8.Return, Retention & Preservation of Property. By signing below, you certify that you have returned or will return within 30 days of your Separation Date all Company property (and any copies of such property) of whatsoever kind and character, including, without limitation, any Confidential Information (as defined in Section 11), Company car, badges, keys, credit cards, documents, computers, computer software, discs and media, policy and procedures manuals, and all other tangible or intangible property of the Company. You also acknowledge your obligations under and agree to abide by the Company’s document retention, litigation hold, and other policies concerning the preservation, retention, non-destruction and return of Company documents and property. You acknowledge that the return, retention, and preservation of Company property, including documents pursuant to the Company’s retention, litigation hold, and other policies and procedures is required of you, whether or not you sign this Agreement. Notwithstanding the foregoing, you may retain copies of (a) documents reasonably necessary for your personal tax and financial records, and (b) documents concerning your compensation and benefits. The Company will reasonably cooperate to allow you to preserve personal data, personal contacts, business contacts created before you joined the Company, and personal materials from Company-issued devices, subject to the removal of Confidential Information. You further acknowledge that it is your compliance with this Section is one of the conditions precedent to the Company’s obligation to pay you the severance compensation set forth in Section 3, meaning that if you do not return all such Company property, the Company will have no obligation to pay you the severance compensation, even if you have signed or do ultimately sign this Agreement, but you will still be required to return all Company property on a date thereafter.
9.[Reserved]
10.Non-Solicitation.

John Brase
February 26, 2026

a.For a period of twelve (12) months following your Separation Date, you will not directly or indirectly, either on your own account or for any company, limited liability company, partnership, joint venture, or other entity or person (including, without limitation, through any existing or future affiliate), solicit any employee of the Company or any existing or future affiliate to leave their employment or knowingly induce or knowingly attempt to induce any such employee to terminate or breach their employment agreement with the Company or any existing or future affiliate, if any.

b.For a period of twelve (12) months following your Separation Date, you will not directly or indirectly, either on your own account or for any company, limited liability company, partnership, joint venture or other entity or person (including, without limitation, through any existing or future affiliate): (i), divert or attempt to divert from the Company any business of any kind in which the Company is engaged; (ii) solicit customers with which the Company has a contractual relationship as to competitive products; or (iii) interfere with a contractual relationship with any of the Company’s suppliers or customers. Nothing herein prohibits passive investments of up to five percent (5%) of any class of securities of a publicly-traded company. If the Company materially breaches its payment obligations under Section 3 and fails to cure within ten (10) days after notice, the restrictions in this Section 10 will cease prospectively.

c.As you know, you entered into an Amended and Restated Change in Control Severance Agreement, dated April 13, 2020 (the “CIC Agreement”), which is incorporated in its entirety by reference into this Agreement and which, pursuant to Section 9 of the CIC Agreement, imposes certain restrictive covenants during your employment with the Company and for a period of eighteen (18) months following the date of your termination of employment for any reason.

11.Affirmation of Confidentiality. You acknowledge and reaffirm that you owe a continuing duty of confidentiality to the Company as outlined in the Non-Disclosure and Invention Assignment Agreement and Restrictive Covenant Agreement, if applicable. You agree that you will not disclose to any third party or use, directly or indirectly, for yourself or for the benefit of any third party any Confidential Information of the Company or any of the Released Parties. For purposes of this Agreement, “Confidential Information” means information which is not publicly available, and includes, but is not limited to, pending acquisitions by the Company, recipes, formulas, laboratory notebooks, research and test data, patent activities, business strategies, pending contracts, market surveys, customer lists, customer information, pricing information, margins, product cost information, raw material cost information, financial projections and reports, budgets, personnel files, internal memoranda, policies, data processing programs, and accounting procedures.

a.Nothing in this Agreement will prohibit or restrict you from responding to any inquiry, or providing testimony, about this Agreement or its underlying facts and circumstances by or before any federal, state, or local administrative or regulatory agency or authority, or otherwise communicating with any such agency or authority, or from participating or cooperating in any investigation conducted by any governmental agency or authority.
b.Further, in accordance with the U.S. Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either

John Brase
February 26, 2026

directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation for reporting a suspected violation of law, you may disclose certain trade secrets to your attorney and use the trade secret information in the court proceeding if you: (a) file any document containing the trade secret under seal; and (b) do not disclose the trade secret, except pursuant to court order.

12.Non-Disparagement. You agree not to make any defamatory, maliciously untrue, or disparaging remarks, comments, or statements about the Company or its respective affiliates, officers, directors, employees, or the Company’s products. Unless otherwise permitted by law, you agree not to engage in conduct untaken with the intention of causing disruption to the Company’s work environment or interfering with its employees’ ability to work effectively, including conduct intended to harass or retaliate against the Company or any employee. Nothing in this Agreement limits or affects your right to disclose or discuss alleged sexual harassment or sexual assault. The Company agrees that it will direct its executive leadership team members whom you worked with immediately prior to your departure from the Company to refrain from making any defamatory, maliciously untrue, or disparaging remarks, comments, or statements externally about you, except to the extent required by law, and then after consultant with you to the extent possible and not otherwise prohibited by law, or to enforce the terms of this Agreement, or any other agreement between the Parties, or any other agreement to which both are a party. Nothing in this Section 12 will prohibit either of the Parties from testifying truthfully in any legal proceeding or providing truthful information as part of any governmental investigation.

13.Breach of Restrictive Covenants. You agree and acknowledge that the covenants contained in Sections 8, 9, 10, 11, and 12 of this Agreement are reasonable and necessary for the protection of the Company’s legitimate business interests, and that you fully understand and freely enter into these covenants. You further acknowledge and agree that the Company would be irreparably injured by a violation by you of Sections 8, 9, 10, 11, and/or 12, and you agree that in the event of any such breach or threatened breach, the Company will, in addition to any other remedies available to it, be entitled to: (i) a temporary restraining order and/or preliminary and/or permanent injunction, or other equivalent relief, restraining you from any actual or threatened breach of Sections 8, 9, 10, 11, and/or 12, (ii) discontinue any payment of the severance compensation (as described in Section 3), and/or recover any severance compensation already made, except that the Company will not seek to recover $1,000 worth of the severance compensation provided to you, which you may retain and agree will constitute full and adequate consideration for the release of Claims in this Agreement, (iii) recover damages from you, plus reasonable attorneys’ fees and costs; and (iv) all other available and equitable remedies. It is understood and agreed that the remaining provisions of this Agreement, including without limitation Section 4, will remain in full force and effect. And if applicable, you further acknowledge that any Restrictive Covenant Agreements signed as part of your Restricted Stock Awards and/or Performance Unit Agreements remain in full force and effect and are incorporated herein.

14.Cooperation and Notice.  For up to six (6) months following the Separation Date, you agree that you will fully cooperate with the Company in effecting an orderly transition of your duties and in ensuring that the business of the Company is conducted in a professional, positive, and competent manner. For up to eighteen (18) months following the Separation Date (the “Severance Period”) you agree that you will respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s

John Brase
February 26, 2026

business. During the Severance Period, you further agree to fully and completely cooperate with the Company, its advisors, and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future. Such cooperation will include making yourself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition, trial, or a legal or administrative proceeding, and providing factual context and advice to the Company in preparing defenses to any pending or potential future claims against the Company. Any changes to your address should be promptly communicated to the Company. The Company will promptly reimburse any reasonable costs and expenses pre-approved by the Company and incurred by you as a result of your obligations under this Section. Cooperation will be scheduled at reasonable times and places, if pre-approved by the Company, may be provided remotely via telephone or video conference, and will not unreasonably interfere with your other professional obligations. Nothing in this Section is intended to alter or will alter the Company’s pre-existing obligations to provide you insurance coverage, advancement of legal fees, or indemnification for which you are eligible pursuant to any policy, program or agreement applicable to you and in place on the Separation Date, or to provide you with copies of the constituent documents of the Company (as in effect from time to time).
15.Assistance to Others. You agree not to assist or cooperate, in any way, directly or indirectly, with any person, entity, or group (other than the EEOC or other governmental or administrative agency) involved in any proceeding, inquiry, or investigation of any kind or nature against or involving the Company or any of the Released Parties, except as required by law, subpoena, or other compulsory process. Moreover, you agree that to the extent you are compelled to cooperate with such third parties, you will disclose to the Company in advance that you intend to cooperate and will disclose the manner in which you intend to cooperate. Further, you agree that within three (3) days after such cooperation, you will meet with representatives of the Company and disclose the information that you provided to the third party. This Section is to be broadly construed and is to include conversations, informal comments, confirmations, suggestions, or advice of any type to third parties, their counsel, or their advisors. Further, if you are legally required to appear or participate in any proceeding that involves or is brought against the Company or the Released Parties, you agree to disclose to the Company in advance what you plan to say or produce and otherwise cooperate fully with the Company or the Released Parties; however, nothing in this Agreement is intended to require you to notify the Company in advance of any communication with or disclose what you plan to say to the EEOC, the SEC, or any other governmental or administrative agency.
16.References. It is the general policy of the Company to provide only neutral references in response to employment inquiries. Notwithstanding the foregoing, upon request, the Company will provide a positive and professional reference regarding your employment with the Company. Such reference will accurately and favorably reflect your position, tenure, and contributions during your employment, and will be provided in a manner reasonably intended to support your future employment opportunities and may include a letter of recommendation. The final language of any such reference, and of any letter of recommendation the Company may agree to provide will be decided by the Company, in good faith and is as it deems appropriate.
17.Damages in Case of Breach. In the event of a breach by you of any provision of this Agreement or the Company’s determination as to your ineligibility to receive the severance compensation, as outlined in Section 3, and without limiting in any way remedies for such breach, including as set forth in Section 13, you will forfeit any outstanding payment due under this Agreement and will repay to the Company any amount(s) already paid or provided to you pursuant to Section 3. You further agree to indemnify and hold harmless the

John Brase
February 26, 2026

Company from and against any and all losses, liabilities, damages, and expenses, including reasonable attorneys’ fees, that the Company may incur or suffer arising out of, or in connection with, any breach of a representation or agreement by you, including your obligations under this Agreement, or the Company’s efforts to recoup from you any severance payment made to you under Section 3 in the event of your ineligibility to receive said compensation.
18.Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967: Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the ADEA and you agree that:
a.In consideration for the amounts described in Section 3 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or Claims under the ADEA you might have against the Company and the Released Parties to the extent such rights and/or Claims arose on or prior to the date this Agreement was executed;
b.You understand that rights or Claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;
c.You have carefully read and fully understand all the provisions of this Agreement, and you knowingly and voluntarily agree to all the terms set forth in this Agreement; and
d.In entering into this Agreement, you are not relying on any representation, promise, or inducement made by the Company or their attorneys except for those promises described in this Agreement.
    19.    Period for Review and Consideration of Agreement:
a.You acknowledge that you have twenty-one (21) calendar days to review this Agreement and consider its terms before signing it. You may sign this agreement prior to the expiration of that 21-calendar day review period if you so choose; and
b.The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.
c.By this provision in the Agreement, you have been advised to consult with an attorney and/or any other advisors of your choice before signing this Agreement.
d.You understand that you may revoke this Agreement within seven (7) calendar days following your execution of the Agreement (the “Revocation Period”). You understand that any revocation, in order to be effective, must be: (1) in writing and postmarked within seven calendar days of your execution of the Agreement and addressed to: The J. M. Smucker Company, Attn: The Chief Legal Officer, Jeannette Knudsen, One Strawberry Lane, Orrville, Ohio 44667; and (2) sent via certified mail, return receipt requested. Unless revoked as provided herein, this Agreement will become fully effective and binding on the eighth (8th) calendar day following your execution of the Agreement (the “Effective Date”).

John Brase
February 26, 2026

20.    Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as the Company is required to withhold pursuant to any applicable law, regulation, or ruling. Notwithstanding any other provision of this Agreement, the Company not be obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A of the Internal Revenue Code (“Section 409A”) or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. Notwithstanding anything herein to the contrary, (i) if on the Separation Date, you are a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A (e.g., because they do not satisfy the short-term deferral exception and/or the separation pay exception), then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the first business day to occur following the date that is six (6) months following the Separation Date (or the earliest date as is permitted under Section 409A), which initial payment will include the payments and benefits that would have been paid to you during such six (6) month period but for the delay required by Section 409A; and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits will be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits will be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax. The Company will consult with you in good faith regarding the implementation of the preceding sentence. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment will only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
21.Governing Law. This Agreement will be interpreted, enforced, and governed under the laws of the state in which you last regularly worked and resided (or if you did not regularly work and reside in the same state, then the laws of the state where you last regularly worked).
22.Complete Agreement and Modification. In executing this Agreement, you indicate you have not relied upon any oral statements by the Company or its representatives, and that this Agreement constitutes the entire agreement between the Company and you pertaining to the subject matter hereof, with the exception of any agreements incorporated by reference above (if applicable). This Agreement may not be changed or altered, except by a writing signed by both an authorized representative of the Company and you.
23.Severability. Should any provision of this Agreement, with the exception of Section 4, be declared or determined by any court to be illegal or invalid, the remaining parts, terms or provisions will not be affected thereby, and any illegal or invalid part, term or provision will be deemed not to be a part of this Agreement.

John Brase
February 26, 2026

24.Indemnification; Advancement; D&O Coverage. The Company agrees to ensure you are provided with the indemnification, advancement of funds, and D&O coverage for which you are eligible to receive as a former officer of the Company, to the fullest extent permitted by applicable law and the policies applicable to you.
25.Voluntary Execution. You acknowledge that you are executing this Agreement voluntarily and of your own free will and that you fully understand and intend to be bound by the terms of this Agreement. Further, you acknowledge that you have had the opportunity to carefully review this Agreement with your attorney prior to executing it or warrant that you choose not to have your attorney review this Agreement. You acknowledge that you are responsible for any attorneys’ fees incurred in connection with the review of this Agreement by your attorneys.

THERE IS NO WRITING BELOW THIS LINE

John Brase
February 26, 2026

We thank you for your service and wish you much success in the future.

                        Very Truly Yours,

                    THE J. M. SMUCKER COMPANY

                    /s/ Jill Penrose
                        Jill Penrose
                        Chief People & Company Services Officer

You expressly represent that you have read and fully understand the terms and significance of this Agreement and execute it knowingly and voluntarily and that you understand that this Agreement has binding legal effect.

Accepted and agreed this:

2/26/2026
Date Signed

/s/ John Brase
John Brase